Exhibit 99
Franklin Savings
4750 Ashwood Drive Cincinnati, Ohio 45241
(513) 469-8000 Fax (513) 469-5360
February 29, 2008
Cincinnati, Ohio
The Franklin Savings and Loan Company and Oak Hill Banks
Announce Termination of Branch Acquisition
The Franklin Savings and Loan Company, subsidiary of First Franklin Corporation (NASDAQ: FFHS), and Oak Hill Banks announced today that they have mutually agreed to terminate the Branch Purchase and Assumption Agreement (the “agreement”) by which Franklin Savings would have acquired the Cherry Grove, Delhi and Trenton, Ohio offices of Oak Hill.
Each of their respective boards of directors determined that terminating the agreement relating to the acquisition of the Oak Hill branches was in their respective company’s best interests. No penalties will be incurred by either party in connection with the termination of the agreement, and each party will bear its own expenses related to the agreement.
Franklin Savings has eight locations in Greater Cincinnati and is celebrating its 125th anniversary during 2008.

CONTACT:	Gretchen J Schmidt President and CEO (513) 469-8000